                                                                    Exhibit 10.5


                              FISERV BOWLING GREEN


                                ****************


                                 BANK CONTRACT


                                      FOR

                       ELECTRONIC DATA PROCESSING SERVICES

                                      AND

                               CUSTOMERFILE SYSTEM

                                      WITH


                               CITIZENS FIRST BANK
                                (IN ORGANIZATION)

                               1805 CAMPBELL LANE

                            BOWLING GREEN, KY 42104




Processing Center:  Bowling Green
                  --------------------------

Status:
  New Client        x
            ----------------
  Renewal
          ------------------

           CONTRACT FOR "ON-LINE" ELECTRONIC DATA PROCESSING SERVICES

This contract for "On-Line" Electronic Data Processing Services is between CLIENT hereinafter referred to as "Customer" and Fiserv Bowling Green, hereinafter referred to as "Fiserv".

Fiserv agrees to provide the control system and necessary processing for the customer's account applications as described in the schedules attached to and made a part of this contract.

It is agreed and understood that the services described in the attached schedules may be modified from time to time. Fiserv agrees to notify the Customer of system changes that would materially affect the Customer's procedures or reports.

1.   ON-LINE PROCESSING

     A. Fiserv agrees to provide "On-line" facilities to the Customer between the hours of 7:00 A.M. and 7:00 P.M., Monday through Friday, and 7:00 A.M. to 2:00 P.M. on Saturday except on the following holidays: New Year's Day, MLK Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day. Fiserv agrees to complete the processing of the Customer's work daily and have the completed reports ready for delivery or transmission to the Customer the following day.

     B. The Customer shall have the responsibility for delivering or transmitting and picking up or receiving or causing to be delivered and picked up the input data and the reports at its own expense. Customer will transmit data by 7:00 p.m. CST daily. Fiserv will not be responsible for any delays while in transit or for loss or damage of the data during delivery or transmission.

     C. Magnetic tape, cassettes, MICR encoded documents, or any other input material to be furnished by the Customer shall meet Fiserv's standard specifications and shall be in good and usable condition. Fiserv shall exercise diligence and caution in handling of such material, but shall not be liable for direct or indirect loss or damage to the input material.

     D. The services supplied by Fiserv will, when applicable, include verifying or checking and balancing the processed data to a predetermined control figure supplied by Customer. In the event the Customer does not furnish this figure, Customer agrees to accept Fiserv's results as complete and satisfactory performance of this contract.

2.   LIABILITY FOR LOSS OR DAMAGE

     A. Fiserv agrees to use due care in performing the services hereunder. If the finished work should contain errors caused by Fiserv's machines, operators or programmers, Fiserv will reprocess the source media without extra charge to the Customer in order to eliminate such errors. Fiserv shall only be liable to the Customer for errors caused by the gross negligence or willful misconduct of Fiserv employees. The liability of Fiserv to Customer for errors during the term of this agreement shall be limited to general money damages in an amount not to exceed one month's processing fees.

     B. Fiserv shall have no liability to any person other than the Customer for error caused by Fiserv's machines, operators or programmers. Customer agrees to indemnify Fiserv against any loss and any expense in connection with a claim asserted by someone other than the Customer and arising out of or as a result of this agreement or the performance by Fiserv of service hereunder.

      ON-LINE ELECTRONIC DATA PROCESSING SERVICES CONTRACT ..........PAGE 3

2.   LIABILITY FOR LOSS OR DAMAGE (CONTINUED

     C. If Fiserv is required to appear in Court (other than as a party to litigation brought by the Customer) on behalf of the Customer or because of the Customer's business, the Customer agrees to pay all reasonable costs incurred by Fiserv.

     D. It is agreed and understood that Fiserv will make every effort to complete the processing of the Customer's work for pickup or transmission by the designated time each day. Fiserv shall not, however, be responsible for delay caused by such unavoidable events as fire, strikes, riots, epidemics, war, governmental regulations, acts of God, or other causes over which Fiserv has no control.

     E. The Fiserv system is or will be year 2000 compliant. The Client shall be responsible for ensuring that its systems are year 2000 compliant and compatible with the Fiserv host system.

3.    NOTIFICATION AND COVERAGE

     A. Fiserv agrees to maintain insurance coverage for losses from fire, disaster, or other causes contributing to the interruption of normal services including, replacement of EDP equipment, reconstruction of data files, and additional expenses incurred to continue operation.

     B. Customer agrees that it will take full responsibility to provide adequate notice to any regulatory agency of Customer requiring such notice of the termination of this servicing contract.

     C. Fiserv agrees to provide Customer with a copy of the annual third party audit, the cost of which will be prorated among the Customers. Fiserv also agrees to provide an annual copy of their audited financial statement to the Customer as it is made available. Fiserv agrees to notify the Customer of system enhancements and/or changes to applications as they occur.

     D. Fiserv agrees to provide and Customer agrees to use Fiserv's Administrative Terminal Security application, as called for in the Federal Financial Institutions Examination Handbook.

     E. Fiserv agrees to provide a hot-site/recovery facility as required by the Federal Financial Institutions Examination Council Handbook, the cost of which will be prorated among all customers. Fiserv will also provide the Customer the results of our disaster/recovery contingency test annually.

     F. Fiserv agrees the rates and fees listed in Schedule A, attached will not be increased during the term of this agreement, except after 12 months of services and annually thereafter by a percentage equal to the most recently published United States Government Consumer Price Index (CPI) or by ten percent (10%), whichever is lower.

     G. The Customer agrees that it will provide at its expense, any fidelity bond required by any government agency.

     H. The Customer further agrees to provide sufficient casualty insurance that may be required by any regulatory agency of the Customer.

     I. In the event either party should desire to terminate this contract, notice of termination in writing shall be delivered by the terminating party to the other party, and termination of this agreement shall become effective six (6) months following the end of the month in which notice is received, according to this contract. To void the automatic renewal of the term, written notice of six (6) months prior to the end of the term date is required from the voiding party to the other party according to this contract.

      ON-LINE ELECTRONIC DATA PROCESSING SERVICES CONTRACT ..........Page 4

     J. All notices given pursuant to this Agreement shall be mailed to Fiserv at the address set forth herein. All notices to the Customer shall be mailed to the Customer at the address set forth herein. Change of address by either party will be provided to the other through written notice.

4.   RECORD SECURITY ON-LINE

     A. Modern internal controls, direct transmission methods, and specially designed equipment will aide in the protection of the privacy of the records of the Customer.

     B. Fiserv will service the on-line and record keeping needs of the Customer by the use of modem and up-to-date computing equipment.

5.   SAFEGUARD OF RECORDS AND INFORMATION

     Fiserv agrees to maintain, in fire resistant storage vaults and storage files, sufficient backup data to reproduce the records of the Customer, if ever necessary. Fiserv agrees to use its best efforts to maintain the secret and confidential nature of the information furnished by the Customer.

6.   AVAILABILITY OF RECORDS

     In event that either party should terminate this Agreement, Fiserv agrees to provide the Customer with their records in a normal and customary printout form, the magnetic media being used at such time for processing Customer's records, and a duplicate of the Customer's record on said media for a cost, per processing run, at the then prevailing rates for "Special Reports". Should these records be desired by Customer in a unusual format, or on different media, then this shall be provided at the current cost for such services.

7.   AVAILABILITY OF INFORMATION

     It is agreed that information maintained for the Customer shall be available at all times for examination, or audit by supervisory authorities or agents of the Customer.

8.   MONTHLY BILLING


     Fiserv shall submit monthly, its invoice for services rendered during the preceding month. The terms thereof shall be net cash. Bills will be payable within TEN (10) days from date of each invoice. Late charges of 1.5% of balance due are applicable.

9.   TERMINATION

     Fiserv agrees that the Customer may terminate this contract during the term period, or before conversion, by paying cancellation charges to Fiserv. The dollar amount of the cancellation charges to be paid will be equal to eighty (80) percent of the remaining estimated revenue value of the contract or, equal to twelve (12) months of estimated revenue value of the contract, whichever is the larger dollar amount. Estimated revenue value is determined by the largest amount from any current or past monthly billing (invoice) to Customer by Fiserv, times the remaining months of the term of the contract, or times twelve (12) months. Termination before the conversion is completed will require the monthly value of the data processing services estimated and set forth in Schedule A attached to and made part of this contract to be used in determining the estimated revenue value. Settlement, by payment, or a mutual agreement in writing for other conditions, including omitting of any services, is required prior to Fiserv furnishing magnetic media to Customer or Customer's agent.

      ON-LINE ELECTRONIC DATA PROCESSING SERVICES CONTRACT ..........Page 5

10.  INPUT REQUIREMENTS

     A. For the On-Line Accounting applications and data capture functions, the Customer will be required to use On-Line Financial Terminals and/or Administrative Terminals, with optional printers as input and output equipment for the system which conforms to system specifications as required by Fiserv.

     B. Input media, must be prepared according to Fiserv's specifications. The disposition, if any, of all input items of original entry, after processing, will be according to Customer's written request.

11.  EXCLUSIONS

     A. The charges herein provided for do not include any sales, use or gross receipts taxes and Customer hereby agrees to pay such taxes.

     B. Customer's forms such as statements, checks, coupons and other items with Customer's logo and colors must meet Fiserv's specifications, and are to be furnished by the Customer.

     C. Fiserv will furnish a complete set of user manuals including teller manuals, application manuals and report manuals. The Customer agrees to protect the confidentiality of these documents and to return them to Fiserv at the termination of services. Customer further agrees to pay the current fee per manual for additional or replacements manuals, if Fiserv requests payment.

     D. All items which are listed as "On Request" in the attached schedules will be furnished upon request by the Customer at the prevailing rate for the type of report requested.

     E. Prices shall include the furnishing of journals and reports on one part standard stock paper, or when applicable on microfiche or optical file format. Additional copies, mailing and/or shipping will be at the expense of the Customer.

     F. The Customer will be required to assume the charge for all communication equipment and data lines to be set up in and between the Customer's offices and Fiserv. Fiserv will specify the requirements for the communication support, equipment and lines. Each customer will be billed by Fiserv for monthly charges to Customer. If the line network may be structured so that its usage can be shared by multiple customers, resulting in Customers lower cost, these charges will be prorated among the user customers. Charges will be subject to change based on changes in line configurations or rates charged by communication carrier. Should Customer terminate this agreement, Customer agrees to pay for any remaining data communication equipment lease settlements that Fiserv has for Customer's use, if any.

     G. Customer's request for special, or extra assistance in the use of the system including retraining of personnel will be scheduled at a time agreeable to both the Customer and Fiserv. The service will be provided at a reasonable fee. At the time the service is scheduled, the Customer will be provided the estimated cost of the service, if any.

      ON-LINE ELECTRONIC DATA PROCESSING SERVICES CONTRACT ..........Page 6

11.  EXCLUSIONS (CONTINUED)

     H. Fiserv will attempt to provide programming services involved in making changes to existing programs or writing of new programs to conform to regulations and industry trends with no, or with moderate costs to Customer. However, it is agreed that such changes and additions that may be required, especially with short time notification and with undefined specifications, could result in programming and/or implementation cost to all participating user customers including outside programming contract expenses.

     I. If any individual or special programming is requested by a Customer, the programming cost will be borne by the Customer. It is agreed that all programs developed and written by Fiserv and the supporting documentation shall remain the sole property of Fiserv.

     J. Should additional processing time be required due to a programming change, or addition, the Customer agrees to pay for such extra services at reasonable fees.

     K. It is agreed that the Customer is responsible for providing the assurance of the accuracy and authenticity of the items submitted for processing and the accuracy and correctness of the resulting reports in a timely manner.

12.  CONTRACTUAL DOCUMENTS

     This instrument along with all schedules incorporated by reference contains all agreements and understanding between the parties with respect to all subject matter hereof. Representations and agreements not expressly contained herein or incorporated herein shall not be binding upon either party as warranties or otherwise, and modifications to this agreement shall be in writing and shall be signed by both parties. As of the date of the execution of the Agreement, the following schedule(s) which are attached are made a part hereof:

         Schedule A - Terms, Rates and Fees

 13. The Agreement may not be assigned by either party without written consent of the other. The terms of this Agreement shall be binding upon and inure to the benefits of both Fiserv and Customer, and their respective successors and assign, including any successor in interest resulting from consolidation, merger, or sale of all or part of all of the assets of either of said parties.

 14. This Agreement is contingent upon Customer receiving all necessary regulatory approvals to conduct business in the state of Kentucky.

Entered into this 3rd day of November, 1998.

Citizens First Bank                                 Fiserv Bowling Green
(In Organization)

/s/ Mr. John Perkins                                /s/ J. Bryan Finkbone
------------------------------                      --------------------------
Mr. John Perkins                                    J. Bryan Finkbone
Chief Operations Officer                            Marketing Director

1805 Campbell Lane                                  2420 Airway Court
Bowling Green, KY 42104                             Bowling Green, KY 42013

                                   SCHEDULE A

                          3 YEAR TERMS, RATES AND FEES

Customer agrees to use and Fiserv agrees to furnish services outlined herein for a term of thirty-six months (36) beginning __________ . After each term period the Agreement is automatically renewed at Fiserv's then current rates and fees which will not be increased by more than ten (10) percent per annum for a one
(1) year term the end of each term. According to this Agreement, both Customer and Fiserv shall have the right to void the automatic renewal by written notice to the other party. All other terms and conditions of this contract will continue to be in effect until service is terminated, except Fiserv's then current premium (non-discounted) rates and fees will apply.

Standard customerfile On-Line Processing Rates and Fees - 1999

In recognition of the three (3) year term of this agreement, Fiserv agrees to provide to client the following discounts on account processing and ATM Network charges.


         Year One               (5%)
         Year Two               (4%)
         Year Three             (3%)



         Type of Account                                  Rate/Fee Per Month
         ---------------                                  ------------------
         General Ledger                                   $450/Month

         Demand Deposit                                   .518

         Savings                                          .202

         Club Savings                                     .202

         IRA's                                            .202

         Certificates of Deposits                         .202

         Installment Loans                                .403

         Commercial Loans                                 .403

         Mortgage Loans                                   .403

         On-Line                                          .216

         Reference                                        .035


         Monthly Minimum                               $2,000.00

SCHEDULE A - TERMS, RATES AND FEES CONT'D


Emergency Hot Site Backup (Monthly)                     $ .027/Account

ATM Switch Processing - One Time

   Interface Software                                1,250.00
   Testing and Certification                         1,250.00
   Telecommunications Setup                          1,000.00

ATM Switch Processing - Monthly

   First Network                                     1,000.00
   Each Additional Network                             100.00
   Controller Port Access (1st)                        200.00
   Each Additional Port                                100.00

Conversion Fee - One Time                            5,000.00


                              ITEM PROCESSING FEES


Proof/Encoding                                                              .025/Item

Inclearing Capture                                                          .015/ltem

P.O.D./Transit Capture                                                      .02/Item

Microfilming                                                                .005/ltem

Reject Re-Entry (Over 2%)                                                   .10/Item

Exception Item Pull (On-Us Only)                                            .006/Item

Cycle/Fine Sorting (On-Us Only)                                             .006/Item

Minimum Monthly Proof Encoding Charge                                   $500.00
Minimum Monthly Other Item Processing Services                           750.00

Daily File Transmit to Host Processor                                     15.00/Day
(Not applicable if Fiserv, Bowling Green is core processing provider.

Daily Printing of Reports, Notices, Checks                               750.00/Mo.

         BACK OFFICE PROCESSING FEES (REGULAR STATEMENTS - NON IMAGED)

* Statement Printing/Rendering:  Per Account                                .20
                                 Per Item                                   .01
                                 Additional Inserts                         .01

 Warehouse Items/Safe Keeping:   Per Item                                   .005
 Original Item Retrieval:        Per Item                                  3.00

* Expense of forms, postage, envelopes, etc. are responsibility of the bank.

  Minimum Monthly Back Office Charges                                  $ 500.00


                            IMAGE STATEMENT SERVICES

ONE-TIME FEES

Image Library Inquiry Software (First User)                       995.00 *

Programming Set-Up Fee                                          5,000.00
                                                         Plus Travel Expenses

* Annual License Fee is 15% Per Year, Per User.
--------------------------------------------------------------------------------

NOTE: Charges for interfaces between core processor and Fiserv image services, if needed, are additional.

MONTHLY FEES

Non End of Month Statement                                       .65/Acct.

End of Month Statement                                          1.25/Acct.

Item Image Scan (Front and Back)                                 .008/Item

Item Storage (45 Day Retention) and Destruction                  .0045/Item

Monthly Minimum                                             1,000.00

ARCHIVAL STORAGE

C.D. Rom Image Distribution                                    25.00/C.D.
                                                            Plus Shipping

--------------------------------------------------------------------------------

NOTES: Client supplies envelopes and statement stock. Client is responsible for postage/delivery charges to ship actual checks to/from Fiserv image location.

November 3, 1998

Mr. J. Bryan Finkbone
Fiserv, Inc.
2420 Airway Court
Bowling Green, KY 42103


Dear Bryan:

         Please use this letter as authorization to order any equipment, make any necessary purchases or contract for any services (ordering phone line, etc.) on behalf of Citizens First Bank (In Organization) as specified in the proposal.

         The organizers of Citizens First Bank (In Organization) accept full financial responsibility for any orders or expenditures your company makes on our behalf, not to exceed $15,000.



Sincerely,


John Perkins
------------------------------
John Perkins
Chief Operations Officer